                                                                    Exhibit 10.1

                           SHARE PURCHASE AGREEMENT

          THIS AGREEMENT made as of the 25/th/ day of January, 2000.

B E T W E E N :

                             1348485 ONTARIO INC.
                       a corporation incorporated under
                      the laws of the Province of Ontario

                              (the "Purchaser"),
                                                              OF THE FIRST PART;
                                    - and -

                          BERNIE TAN INVESTMENTS INC.
                         O/A CABLE TEC COMMUNICATIONS
                          a corporation incorporated
                   under the laws of the Province of Ontario

                               (the "Company"),
                                                             OF THE SECOND PART;
                                    - and -

                              BERNARD TANUNAGARA
                    of the Town of Whitchurch-Stoufville in
                       the Regional Municipality of York

                                   -  and -

                              BARBARA TANUNAGARA
                    of the Town of Whitchurch-Stoufville in
                       the Regional Municipality of York

                                     -and-

                               EDWARD TANUNAGARA
                         of the Town of Pickering, in
                      the Regional Municipality of Durham

                        (collectively, the "Vendors"),
                                                              OF THE THIRD PART;
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                                      -2-

     WHEREAS:

1. The Vendors are the registered and beneficial owners of all of the issued and outstanding shares in the capital of the Company; and

2. The Purchaser wishes to purchase, and the Vendors wish to sell all of the issued and outstanding shares in the capital of the Company on the terms and conditions herein contained;

     NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), it is agreed between the parties hereto as follows:


                           ARTICLE 1 - INTERPRETATION

1.1  Defined Terms.

In this Agreement and in the schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following terms and expressions will have the following meanings:

     (a) "Affiliate" of any person means any corporation which, directly or indirectly, is controlled by, controls or is under direct or indirect common control with such person;

     (b) "arm's length" will have the meaning ascribed to such term under the Income Tax Act, S.C. 1970-71-72, c. 63 (Canada);

     (c) "Business" means the business carried on by the Company which primarily involves the installation of fibre optic cabling, but does not include the business of operating a Cantel retail outlet;

     (d) "Business Day" means any day other than a day which is a Saturday, a Sunday or a statutory holiday in Ontario;

     (e) "Closing Date" means February 21, 2000, or such other date as the Vendors and Purchaser may agree upon;

     (f) "Closing Time" means 1:00 p.m. (Toronto time) in Toronto on the Closing Date or such other time on the Closing Date as the parties hereto may agree upon;

     (g) "Condition" of the Company means the condition of the assets, liabilities, operations, activities, earnings, prospects, affairs or financial position of the Company;
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                                      -3-

     (h) "Control" means, with respect to any corporation, the ownership of more than 50% of the voting shares of that corporation, including any shares which are voting only upon the occurrence of a contingency where such contingency has occurred and is continuing;

     (i)  "Disagreement Notice" - as defined in section 2.7 of this Agreement;

     (j)  (reserved)

     (k) "Employment Agreement" means the form of the employment agreement attached hereto as Exhibit "A";

     (l) "Encumbrances" means mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;

     (m) "Escrow Agreement" means the form of escrow agreement attached hereto as Exhibit "B";

     (n)  "Financing" as defined in section 6.1(4) of this Agreement;

     (o)  "First Payment" - as defined in section 2.4(2)(a) of this Agreement;

     (p) "generally accepted accounting principles" means the accounting principles so described and promulgated by the Canadian Institute of Chartered Accountants which are applicable as at the date on which any calculation made hereunder is to be effective or as at the date of any financial statements referred to herein, as the case may be;

     (q)  "Holdback Period" - as defined in section 2.7 of this Agreement;

     (r) "Interim Financial Statements" means the unaudited interim financial statements of the Company, prepared on a notice to reader basis, as at and for the eleven month period ended November 30, 1999, consisting of a balance sheet and an income statement, together with the notes thereto, copies of which are attached hereto as Schedule 1.1(r), all prepared in accordance with generally accepted accounting principles, consistently applied;

     (s) "Interim Period" means the period from and including the date of this Agreement to and including the Closing Date;

     (t)  "Interim Statements Date" means November 30, 1999;

     (u) "Inventory at Closing" means such portion of the Company's inventory existing as of the Closing Date that, prior to the Closing Time, the Purchaser and Vendors mutually agree to include in the calculation of Working Capital at Closing;
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                                      -4-

     (v) "Leased Premises" means all premises leased by the Company under the Leases;

     (w) "Leases" means the leases and the agreements to lease under which the Company leases any real property, as listed in Schedule 1.1(w) attached hereto;

     (x) "Liabilities at Closing" means all liabilities of the Company outstanding as of the Closing Date which shall include, without limiting the generality of the foregoing, all Governmental Charges (as defined in section 3.1(17)) accrued up to the Closing Date;

     (y) "Licences" means all of the trademarks, licences, registrations and qualifications to do business held by the Company;

     (z) "person" means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority, and any other form of entity or organization;

     (aa) "Purchase Price" means the sum of $1,500,000.00, which is the amount payable by the Purchaser to the Vendors for all of the Purchased Shares, subject to the adjustments described in Article 2 of this Agreement;

     (bb) "Purchased Shares" means the three issued and outstanding common shares in the capital of the Company being sold by the Vendors and purchased by the Purchaser hereunder;

     (cc) "Real Properties" means the real properties owned by the Company, which are described in Schedule 1.1(cc) attached hereto;

     (dd) "Receivables" means accounts receivable of the Company billed in the normal course that are outstanding on the Closing Date;

     (ee) "Receivables at Closing" means Receivables, excluding such Receivables that are greater than 60 days old;

     (ff) "Trade Payables" means those Liabilities at the Closing Date that are obligations owing to trade creditors of the Company;

     (gg) "Unaudited Financial Statements" means the unaudited consolidated financial statements of the Company, prepared on a notice to reader basis, as at December 31, 1998 and for the two fiscal years preceding and ended on December 31, 1998, consisting of a balance sheet and an income statement, together with the notes thereto, copies of which are attached hereto as Schedule 1.1(gg), all prepared in accordance with generally accepted accounting principles, consistently applied;

     (hh) "Valuation" - as defined in section 2.5 of this Agreement;

     (ii) "Valuation Period"- as defined in section 2.7 of this Agreement;
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                                      -5-

     (jj) "Vendor Loan" - as defined in section 2.5 of this Agreement;

     (kk) "Warranty Claim" means a claim made by either the Purchaser or the Vendors based on or with respect to the inaccuracy or non-performance or non-fulfillment or breach of any representation or warranty made by the other party contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby;

     (ll) "Work in Progress at Closing" means such portion of the Company's work in progress accrued as of the Closing Date that, prior to the Closing Time, the Purchaser and Vendors mutually agree to include in the calculation of Working Capital at Closing; and

     (mm) "Working Capital at Closing" means the aggregate of the Company's cash on hand as at the Closing Date plus the sum of all prepaid amounts and deposits paid as at the Closing Date, Receivables at Closing, Work in Progress at Closing and Inventory at Closing less the Trade Payables.

1.2  Best of Knowledge.

Any reference herein to "the best of the knowledge" of the Vendors will be deemed to mean the actual knowledge of the Vendors and the Company and the knowledge which they would have had if they had conducted a diligent inquiry into the relevant subject matter.

1.3  Schedules.

The schedules, which are attached to this Agreement, are incorporated into this Agreement by reference and are deemed to be part hereof.

1.4  Currency.

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful money of Canada.

1.5  Choice of Law and Attornment.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

1.6  Interpretation Not Affected by Headings or Party Drafting.

The division of this Agreement into articles, sections, paragraphs, subsections and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and the schedules hereto and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. The parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this
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                                      -6-

Agreement, and the parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.

1.7  Number and Gender.

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a) words in the singular number include the plural and such words shall be construed as if the plural had been used;

(b) words in the plural include the singular and such words shall be construed as if the singular had been used, and

(c) words importing the use of any gender shall include all genders where the context or party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

1.8  Time of Essence.

Time shall be of the essence hereof.


                         ARTICLE 2 - PURCHASE AND SALE

2.1  Purchased Shares.

On the terms and subject to the fulfillment of the conditions hereof, the Vendors will sell, assign and transfer to the Purchaser, and the Purchaser will purchase and accept from the Vendors, the Purchased Shares.

2.2  Purchase Price.

The price payable by the Purchaser to the Vendors for the Purchased Shares will be the sum of $1,500,000, subject to such adjustments, if any, as are provided for in section 2.3 below.

2.3  Adjustments.

The Purchase Price shall be increased by the amounts listed in Schedule 2.3.

2.4  Payment of Purchase Price.

The Purchase Price will be paid as follows:

(1) upon the execution of this Agreement by all of the parties hereto, the Purchaser will pay the sum of $100,000 (the "Deposit"), by certified cheque or bank draft, to the Vendors' solicitors, in trust for the Purchaser, as a deposit. The Deposit will be deposited by the Vendors' solicitors in an interest bearing account of a Canadian chartered bank or trust company in the City of Vaughan and will be dealt with in accordance with the following provisions:


     (a) if the purchase and sale of the Purchased Shares is completed on the Closing Date, the Deposit plus all interest earned thereon will be released from trust and applied toward satisfaction of the Purchase Price;

     (b) subject to section 2.4(1)(c) below, if the purchase and sale of the Purchased Shares is not completed on the Closing Date, the Deposit plus all interest earned thereon will be released from trust and returned to the Purchaser; and

     (c)  if the purchase and sale of the Purchased Assets is not completed due:

          (i) to the failure of the Purchaser to satisfy any of the conditions set out in sections 6.3(1) or (3) hereof, or

          (ii) to the failure of the Purchaser to secure satisfactory financing to complete the purchase of the Purchased Shares on or before the Closing Date,

          then the Deposit plus all interest thereon will be released from trust and forfeited and paid to the Vendors.

(2) At the Closing Time, the Purchaser will pay to the Vendors an amount equal to the Purchase Price less the amount of the amount of the Deposit and all interest earned thereon, payable in the following manner:

     (a) subject to section 2.5, an amount equal to the Purchase Price, less the sum of $75,000 and the amount of the Deposit and all interest earned thereon, payable by certified cheque or bank draft (the "First Payment") to the Vendors; and

     (b) the sum of $75,000 (the "Escrow Funds") payable by certified cheque or bank draft to the Vendors' solicitor (the "Escrow Agent") to be held in trust on the terms and conditions of the Escrow Agreement (the "Second Payment").


2.5  Shareholder Loans

At the Closing Time, those loans payable by the Company to the Vendors or to any individual Vendor (the "Vendor Loans") shall be settled in the following manner:

(1)  the Purchaser shall advance to the Company the amount of the Vendor Loans;

(2) the Company shall pay such amount to the Vendors or any of them in satisfaction of the Vendor Loans; and
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                                      -8-

(3) the amount of the Vendor Loans shall be deducted from the amount payable to the Vendors or any of them in respect of the First Payment.

2.6   Closing Date Assets and Liabilities

On the Closing Date, the assets and liabilities of the Company shall consist of the following:

(1)  a minimum cash amount of $175,000 held in an account with a chartered bank;

(2)  Working Capital at Closing in the amount of $400,000;

(3)  capital assets, in good working order; and

(4) the Company shall be subject to no claims or liabilities other than the Liabilities at Closing and, in any event, the Liabilities at Closing, excluding Trade Payables, shall not exceed $50,000.

2.7  Valuation

The determination of the value of the Working Capital at Closing, and the verification of the value of each of the Liabilities at Closing, Trade Payables, Receivables at Closing Work in Progress at Closing and Inventory at Closing (the "Valuation") shall be completed by the Vendors' accountant within 60 days following the Closing Date (the "Valuation Period"). To the extent that a Receivable is collected during the 60 day period following the Closing Date (the "Holdback Period"), and such Receivable is not included in the calculation of Working Capital at Closing because it not a Receivable at Closing, such Receivable shall be taken into account in determining the Working Capital at Closing. Receivables, excluding Receivables at Closing, that remain uncollected for the duration of the Holdback Period shall be assigned by the Purchaser to the Vendors for no additional consideration.

The Valuation shall be prepared as of a date subsequent to the expiry of the Holdback Period. The Valuation shall contain the following information:

(1)  the amount of the of the Liabilities at Closing, excluding the Trade
     Payables;

(2) the amount of the Receivables at Closing, Work in Progress at Closing and Inventory at Closing;

(3) the amount of the Receivables at Closing, if any, which remain uncollected at the end of the Holdback Period; and

(4) the value of the Working Capital at Closing and the amount, if any, that $400,000 exceeds the value of the Working Capital at Closing.

The Purchaser shall be provided with a copy of the Valuation, and shall have five Business Days following the expiry of the Valuation Period to verify the Valuation. If the Purchaser disagrees
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                                      -9-

with the Valuation, the Purchaser shall give written notice (the "Disagreement Notice") to the Vendors by the end of the fifth Business Day following the expiry of the Valuation Period. If the Purchaser fails to provide a Disagreement Notice, the Purchaser shall be deemed to agree with the Valuation so provided. If the Purchaser delivers the Disagreement Notice to the Vendors, and the Purchaser and Vendors cannot agree on the amount of the Valuation within 10 business days from the date of delivery of the Disagreement Notice, the parties shall refer the matter to such established accounting firm as agreed to by the Purchaser and Vendors (the "Auditor"), for an audited, binding, final and non-appealable determination of the Valuation.



2.8  Post-Closing Adjustments

Notwithstanding the provisions of this or any ancillary agreement, to the extent that the value of the Working Capital at Closing is greater than $400,000, the Purchaser shall pay to the Vendors an amount equal to the excess as an increase in the Purchase Price; and, subject to the provisions of Article 3 of the Escrow Agreement, to the extent that the value of the Working Capital at Closing is less than $400,000, the Vendors shall pay to the Purchaser an amount equal to the deficiency as a decrease in the Purchase Price.

2.9  Employment of Bernard Tanunagara

On or prior to the Closing Date, the Purchaser and Bernard Tanunagara shall enter into the Employment Agreement.


                  ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties by the Company and the Vendors.

The Company and the Vendors hereby jointly and severally represent and warrant to the Purchaser as follows, and confirm that the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with the purchase of the Purchased Shares and the completion of the other transactions hereunder:

(1) Corporate Authority and Binding Obligation. The Company has good right, full corporate power and absolute authority to enter into this Agreement and to sell, assign and transfer the Purchased Shares to the Purchaser in the manner contemplated herein and to perform all of the Company's obligations under this Agreement. The Vendors have good right, full power and authority to enter into this Agreement and to perform all of the Vendor's obligations under this Agreement. Each of the Company and the Vendors and the Company's shareholders and board of directors have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into, and the execution, delivery and performance of this Agreement and the sale and transfer of the Purchased Shares by the Vendors to the

     Purchaser. This Agreement is a legal, valid and binding obligation of the Company and the Vendors, enforceable against each of them in accordance with its terms subject to:

     (a) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors' rights generally, and

     (b) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

(2) No Other Purchase Agreements. No person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment, including convertible securities, warrants or convertible obligations of any nature, for:

     (a) the purchase, subscription, allotment or issuance of, or conversion into, any of the unissued shares in the capital of the Company or any securities of the Company;

     (b)  the purchase from any of the Vendors of any of the Purchased Shares;
          or

     (c) the purchase or other acquisition from the Company of any of its undertaking, property or assets, other than in the ordinary course of the Business.

(3) Contractual and Regulatory Approvals. Except as specified in Schedule 3.1(3) attached hereto, neither the Company nor any of the Vendors is under any obligation, contractual or otherwise, to request or obtain the consent of any person, and no permits, licenses, certifications, authorizations or approvals of, or notifications to, any federal, provincial, municipal or local government or governmental agency, board, commission or authority are required to be obtained by the Company or the Vendors:

     (a) in connection with the execution, delivery or performance by the Vendors or the Company of this Agreement or the completion of any of the transactions contemplated herein;

     (b) to avoid the loss of any permit, licence, certification or other authorization; or

     (c) in order that the authority of the Company to carry on the Business in the ordinary course and in the same manner as presently conducted remains in good standing and in full force and effect as of and following the closing of the transactions contemplated hereunder.

     Complete and correct copies of any agreements under which the Company or the Vendors is obligated to request or obtain any such consent have been provided to the Purchaser.

(4)  Status, Constating Documents and Licences.

     (a) The Company is a corporation duly incorporated and validly subsisting in all respects under the laws of Ontario. The Company is a "private company", as defined in the Securities Act, R.S.O. 1990, c.S.5. The Company has all necessary corporate power to own its properties and to carry on its business as it is now being conducted.

     (b) The articles, by-laws and other constating documents of the Company, as amended to the date hereof, are listed in Schedule 3.1(4) attached hereto, and complete and correct copies of each of those documents have been delivered to the Purchaser.

     (c) The Company is duly licensed, registered and qualified as a corporation to do business, is up-to-date in the filing of all required corporate returns and other notices and filings and is otherwise in good standing in all respects, in each jurisdiction in which:

          (i)  it owns or leases property, or

          (ii) the nature or conduct of its business or any part thereof, or the nature of the property of the Company or any part thereof, makes such qualification necessary or desirable to enable the Business to be carried on as now conducted or to enable the property and assets of the Company to be owned, leased and operated by it.

     All of the Company's Licences are listed in Schedule 3.1(4) attached hereto and are valid and subsisting. Complete and correct copies of the Licences have been delivered to the Purchaser. The Company is in compliance with all terms and conditions of the Licences. There are no proceedings in progress, pending or, to the best of the knowledge of the Vendors or the Company, threatened, which could result in the revocation, cancellation or suspension of any of the Licences.

(5) Compliance with Constating Documents, Agreements and Laws. The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by the Vendors and the Company, and the completion of the transactions contemplated hereby, will not constitute or result in a violation or breach of or default under, or cause the acceleration of any obligations of the Company or the Vendors, as the case may be, under:

     (a) any term or provision of any of the articles, by-laws or other constating documents of the Company;

     (b) subject to obtaining the contractual consents referred to in Schedule 3.1(3) hereof, the terms of any agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which the Company or any of the Vendors is a party or by which any of them is bound; or

     (c) subject to obtaining the regulatory consents referred to in Schedule 3.1(3) hereof, any term or provision of any of the Licences or any order of any court, governmental authority or regulatory body or any law or regulation of any jurisdiction in which the Business is carried on.

(6) Corporate Records. The corporate records and minute books of the Company, all of which have been provided to the Purchaser, contain complete and accurate minutes of all meetings of the directors and shareholders of the Company held since its incorporation, and original signed copies of all resolutions and by-laws duly passed or confirmed by the directors or shareholders of the Company other than at a meeting. All such meetings were duly called and held. The share certificate books, register of security holders, register of transfers and register of directors and any similar corporate records of the Company are complete and accurate. All exigible security transfer tax or similar tax payable in connection with the transfer of any securities of the Company has been duly paid.

(7) Authorized and Issued Capital. The authorized capital of the Company consists of an unlimited number of common shares of which 120 common shares have been duly issued and are outstanding as fully paid and non-assessable shares. No shares or other securities of the Company have been issued in violation of any laws, the articles of incorporation, by-laws or other constating documents of the Company or the terms of any shareholders' agreement or any agreement to which the Company is a party or by which it is bound. The Vendors own all of the issued and outstanding shares of the Company as the shareholders of record and as the beneficial owners, with good and marketable title thereto, free and clear of any and all Encumbrances.

(8) Shareholders' Agreements, etc. There are no shareholders' agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of the Company.

(9)  Financial Statements.

     (a) The Unaudited Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the previous fiscal year, are true, correct and complete in all material respects and present fairly the consolidated financial condition of the Company as of December 31, 1998 and the two preceding fiscal years of the Company, including the consolidated assets and liabilities of the Company as of December 31, 1998, and the consolidated revenues, expenses and results of the operations of the Company for the fiscal year ended on December 31, 1998 and the two preceding fiscal years of the Company.

     (b) The Interim Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Unaudited Financial Statements, are true, correct and complete in all material respects and present fairly, in all material respects, the consolidated financial condition of the Company as of November 30, 1999, including the consolidated assets and liabilities of the Company as of November 30, 1999, the consolidated revenues, expenses and results of the operations of the Company for the eleven month period ended on November 30, 1999.

     (c) The financial condition of the Company is now at least as good as the financial condition reflected in the Interim Financial Statements.

(10) Financial Records. All material financial transactions of the Company have been recorded in the financial books and records of the Company in accordance with good business practice, and such financial books and records:

     (a) accurately reflect, in all material respects, the basis for the financial condition and the revenues, expenses and results of operations of the Company shown in the Unaudited Financial Statements and the Interim Financial Statements; and

     (b) together with all disclosures made in this Agreement or in the Schedules hereto, present fairly, in all material respects, the financial condition and the revenues, expenses and results of the operations of the Company as of and to the date hereof.

     No information, records or systems pertaining to the operation or administration of the Business are in the possession of, recorded, stored, maintained by or otherwise dependent upon any other person.

(11) Liabilities of the Company. There are no liabilities (contingent or otherwise) of the Company of any kind whatsoever, and there is no basis for assertion against the Company of any liabilities of any kind, other than:

     (a) liabilities disclosed or reflected in or provided for in the Unaudited Financial Statements or the Interim Financial Statements;

     (b) liabilities incurred since the Interim Financial Statements Date which were incurred in the ordinary course of the routine daily affairs of the Business and, in the aggregate, are not materially adverse to the Business; and

     (c) other liabilities disclosed in this Agreement or in the schedules attached hereto.

(12) Availability of Financial Information. On or before February 10, 2000, the Company will be in a position to provide or produce all information, documentation and other materials necessary for an auditor to complete an audit of the Business for the year ending December 31, 1999.

(13) Indebtedness. Except as disclosed in the Interim Financial Statements, the Company has no bonds, debentures, mortgages, promissory notes or other indebtedness maturing more than one year after the date of their original creation or issuance, and is not under any obligation to create or issue any bonds, debentures, mortgages, promissory notes or other indebtedness maturing more than one year after the date of their original creation or issuance.

(14) Absence of Certain Changes or Events. Since the Interim Statements Date, the Company has not:

     (a) incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of the Business, none of which is materially adverse to the Company;

     (b) paid or satisfied any obligation or liability (fixed or contingent), except:

          (i)    current liabilities included in the Interim Financial
                 Statements;

          (ii) current liabilities incurred since the Interim Statements Date in the ordinary course of the Business; and

          (iii) scheduled payments pursuant to obligations under loan agreements or other contracts or commitments described in this Agreement or in the Schedules hereto.

     (c) created any Encumbrance upon any of its properties or assets, except as described in this Agreement or in the schedules hereto;

     (d) sold, assigned, transferred, leased or otherwise disposed of any of its properties or assets, except in the ordinary course of the Business;

     (e) purchased, leased or otherwise acquired any properties or assets, except in the ordinary course of the Business and except for those items listed in Schedule 2.3;

     (f) waived, cancelled or written-off any rights, claims, accounts receivable or any amounts payable to the Company, except in the ordinary course of the Business;

     (g) entered into any transaction, contract, agreement or commitment, except in the ordinary course of the Business;

     (h) terminated, discontinued, closed or disposed of any plant, facility or business operation;

     (i) had any supplier terminate, or communicate to the Company the intention or threat to terminate its relationship with the Company, or the intention to substantially reduce the quantity of products or services it sells to the Company, except in the case of suppliers whose sales to the Company are not, in the aggregate, material to the Business or the Condition of the Company;

     (j) had any customer terminate, or communicate to the Company the intention or threat to terminate, its relationship with the Company, or the intention to substantially reduce the quantity of products or services it purchases from the Corporation, or its dissatisfaction with the products or services sold by the Company, except in the case of customers whose purchases from the Company are not, in the aggregate, material to the Business or the Condition of the Company;

     (k) made any material change in the method of billing customers or the credit terms made available by the Company to its customers;

     (l) made any material change with respect to any method of management, operation or accounting in respect of the Business;

     (m) suffered any damage, destruction or loss (whether or not covered by insurance) which has materially adversely affected or could materially adversely affect the Business or the Condition of the Company;

     (n) increased any form of compensation or other benefits payable or to become payable to any of the employees of the Company, except increases made in the ordinary course of the Business which do not exceed 5% in the aggregate, of the amount of the aggregate salary compensation payable to all of the Company's employees prior to such increase;

     (o)  suffered any extraordinary loss relating to the Business;

     (p) made or incurred any material change in, or become aware of any event or condition which is likely to result in a material change in, the Business or the Condition of the Company or its relationships with its customers, suppliers or employees, or

     (q) authorized, agreed or otherwise become committed to do any of the foregoing.

(15) Commitments for Capital Expenditures. Save and except for those items herein disclosed, the Company is not committed to make any capital expenditures, nor have any capital expenditures been authorized by the Company at any time since the Interim Statements Date, except for capital expenditures made in the ordinary course of the routine daily affairs of the Business which, in the aggregate, do not exceed $5,000.

(16) Dividends and Distributions. Since the Interim Statements Date and except as disclosed in Schedule 3.1(16) attached hereto, the Company has not declared or paid any dividend or made any other distribution on any of its shares of any class, or redeemed or purchased or otherwise acquired any of its shares of any class, or reduced its authorized capital or issued capital, or agreed to any of the foregoing.

(17) Tax Matters.

     (a) For purposes of this Agreement, the term "Governmental Charges" means and includes all taxes, customs duties, rates, levies, assessments, reassessments and other charges, together with all penalties, interest and fines with respect thereto, payable to any federal, provincial, municipal, local or other government or governmental agency, authority, board, bureau or commission, domestic or foreign.

     (b) The Company has duly and on a timely basis prepared and filed all tax returns and other documents required to be filed by it in respect of all Governmental Charges and such returns and documents are complete and correct. Complete and correct copies of all such returns and other documents filed in respect of the three fiscal years of the Company ending prior to the date hereof have been provided to the Purchaser.

     (c) The Company has paid all Governmental Charges, which are due and payable by it on or before the date hereof. Adequate provision was made in the Unaudited Financial Statements and Interim Financial Statements for all Governmental Charges for the periods covered by the Unaudited Financial Statements and Interim Financial Statements, respectively. The Company has no liability for Governmental Charges other than those provided for in the Unaudited Financial Statements and those arising in the ordinary course of the operation of the Business since the Interim Statements Date.

     (d) Canadian federal and provincial income tax assessments have been issued to the Company covering all past periods up to and including the fiscal year ended December 31, 1998. There are no actions, suits, proceedings, investigations, inquiries or claims now pending or made or, to the best of the knowledge of the Vendors and the Company, threatened against the Company in respect of Governmental Charges.

     (e) There are no agreements, waivers or other arrangements providing for any extension of time with respect to the filing of any tax return or other document or the payment of any Governmental Charges by the Company or the period for any assessment or reassessment of Governmental Charges. Only the fiscal years of the Company subsequent to December 31, 1998 remain open for assessment for additional taxes.

     (f) The Company has withheld from each amount paid or credited to any person the amount of Governmental Charges required to be withheld therefrom and has remitted such Governmental Charges to the proper tax or other receiving authorities within the time required under applicable legislation.

     (g) Schedule 3.1(17) attached hereto accurately sets out, for purposes of the Income Tax Act, S.C. 1970-71-72, c. 63 (Canada), the following:

          (i) the paid-up capital of all issued and outstanding shares in the capital of the Company;

          (ii)   all non-capital losses of the Company;

          (iii)  all net capital losses of the Company;

          (iv) the amount of all investment tax credits available to the Company;

          (v)    the adjusted cost base of the Company's capital properties;

          (vi) the cost of the Company's depreciable properties, the capital cost allowance taken in respect of each class of such properties and the undepreciated capital cost of each class of such properties;

          (vii)  the amount (if any) of the Company's capital dividend account;

          (viii) the amount (if any) of the Company's cumulative eligible capital account, and

          (ix) the amount (if any) of the Company's refundable dividend tax on hand.

     (h) The Company is a Canadian-controlled private corporation, as defined in the Income Tax Act, S.C. 1970-71-72, c. 63 (Canada), and has been one since January 8, 1988.

(18) Litigation. Except for the matters referred to in Schedule 3.1(18) attached hereto, there are no actions, suits or proceedings, judicial or administrative pending or, to the best of the knowledge of the Vendors and the Company, threatened, by or against or affecting the Company, at law or in equity, or before or by any court or any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or
     instrumentality, domestic or foreign.   Except for the matters referred to
     in Schedule 3.1(18), there are no grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

(19) Environmental Matters.

     (a) For the purposes of this Agreement, the following terms and expressions shall have the following meanings:

          (i) "Environmental Laws" means all applicable statutes, regulations, ordinances, by-laws, and codes and all international treaties and agreements, now or hereafter in existence in Canada (whether federal, provincial or municipal) and in the United States (whether federal, state or local) relating to the protection and preservation of the environment, occupational health and safety, product safety, product liability or Hazardous Substances, including, without limitation, the Environmental Protection Act, R.S.O. 1990, c.
                 E. 19 (Ontario), as amended from time to time (the "EPA"), and the Canadian Environmental Protection Act, R.S.C. 1985, c. 16 (4th Supp.), as amended from time to time (the "CEPA").

          (ii) "Environmental Permits" includes all orders, permits, certificates, approvals, consents, registrations and licences issued by any authority of competent jurisdiction under Environmental Laws.

          (iii) "Hazardous Substance" means, collectively, any contaminant (as defined in the EPA), toxic substance (as defined in the CEPA), dangerous goods (as defined in the Transportation of Dangerous Goods Act, R.S.C. 1985, c.

                 T-19 (Canada), as amended from time to time) or pollutant or any other substance which when released to the natural environment is likely to cause, at some immediate or future time, material harm or degradation to the natural environment or material risk to human health.

          (iv) "Release" means any release, spill, leak, emission, discharge, leach, dumping, escape or other disposal which is or has been made in contravention of any Environmental Laws.

     (b) Except as disclosed in Schedule 3.1(19) attached hereto, the Company, the operation of the Business, the property and assets owned or used by the Company and the use, maintenance and operation thereof have been and are in compliance with all Environmental Laws. The Company has complied with all reporting and monitoring requirements under all Environmental Laws. The Company has not received any notice of any non-compliance with any Environmental Laws, and the Company has never been convicted of an offence for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled such prosecution short of conviction.

     (c) The Company has obtained all Environmental Permits necessary to conduct the Business and to own, use and operate the properties and assets of the Company. All such Environmental Permits are listed in
          Schedule 3.1(19) and complete and correct copies thereof have been provided to the Purchaser.

     (d) Except as disclosed in Schedule 3.1(19), there are no Hazardous Substances located on or in any of the properties or assets owned or used by the Company, and no Release of any Hazardous Substances has occurred on or from the properties and assets of the Company or has resulted from the operation of the Business and the conduct of all other activities of the Company. Except as disclosed in Schedule 3.1(19), the Company has not used any of its properties or assets to produce, generate, store, handle, transport or dispose of any Hazardous Substances and none of the Real Properties or Leased Premises has been or is being used as a landfill or waste disposal site.

     (e) Without limiting the generality of the foregoing, except as disclosed in Schedule 3.1(19), there are no underground or surface storage tanks or urea formaldehyde foam insulation, asbestos, polychlorinated biphenyl's (PCBs) or radioactive substances located on or in any of the properties or assets owned or used by the Company. The Company is not, and there is no basis upon which the Company could become, responsible for any clean-up or corrective action under any Environmental Laws. The Company has never conducted or caused to be conducted an environmental audit, assessment or study of any of the properties or assets of the Company.

     (f) Except as disclosed in Schedule 3.1(19), there are no pending or proposed changes to Environmental Laws, which would render illegal or restrict the manufacture or sale of any products manufactured or sold or services provided by the Company.

(20) Title to Assets. The Company is the owner of and has good and marketable title to all of its properties and assets, including, without limitation, all properties and assets reflected in the Interim Financial Statements and all properties and assets acquired by the Company after the Interim Statements Date, free and clear of all Encumbrances whatsoever, except for:

     (a) the properties and assets disposed of, utilized or consumed by the Company since the Interim Statements Date in the ordinary course of the Business;

     (b) the Encumbrances disclosed or reflected in the Unaudited Financial Statements or the Interim Financial Statements;

     (c)  liens for taxes not yet due and payable; and

     (d)  the Encumbrances described in Schedule 3.1(20) attached hereto.

     No other person owns any assets, which are being used in the Business, except for the Leased Premises and personal property leased by the Company. There are no agreements or commitments to purchase property or assets by the Company, other than in the ordinary course of the Business.

(21) Deposit Accounts and Safe Deposit Boxes of the Company. The name and address of each bank, trust company or similar institution with which the Company has one or more accounts or one or more safe deposit boxes, the number of each such account and safe deposit box and the names of all persons authorized to draw thereon or to have access thereto are as set forth in Schedule 3.1(21) attached hereto.

(22) Accounts Receivable. The accounts receivable of the Company reflected in the Interim Financial Statements and all accounts receivable of the Company arising since the Interim Statements Date arose from bona fide transactions in the ordinary course of the Business and are valid, enforceable and fully collectible accounts (subject to a reasonable allowance, consistent with past practice, for doubtful accounts as reflected in the Interim Financial Statements or as previously disclosed in writing to the Purchaser). Such accounts receivable are not subject to any set-off or counterclaim.

(23) Inventory. The current inventory of the Company, subject to a reasonable allowance for obsolete inventory (consistent with the allowances reflected in the Unaudited Financial Statements and the Interim Financial Statements), is good and usable and is capable of being processed and sold in the ordinary course of the Business at normal profit margins.

(24) Real Properties. The Company does not own or have any right, title or interest in any real property, except for the Company's leasehold interest in the Leased Premises.

(25) Leased Premises. Schedule 1.1(w) attached hereto describes all leases or agreements to lease under which the Company leases any real property. Complete and correct copies of the Leases have been provided to the Purchaser. The Company is exclusively entitled to all rights and benefits as lessee under the Leases and the Company has not sublet, assigned, licensed or otherwise conveyed any rights in the Leased Premises or in the Leases to any other person. The names of the other parties to the Leases, the description of the Leased Premises, the term, rent and other amounts payable under the Leases and all renewal options available under the Leases are accurately described in Schedule 1.1(w). All rental and other payments and other obligations required to be paid and performed by the Corporation pursuant to the Leases have been duly paid and performed. The Corporation is not in default of any of its obligations under the Leases and, to the best of the knowledge of the Vendors and the Company, none of the landlords or other parties to the Leases are in default of any of their obligations under the Leases. The terms and conditions of the Leases will not be affected by, nor will any of the Leases be in default as a result of, the completion of the transactions contemplated hereunder. The use by the Company of the Leased Premises is not in breach of any building, zoning or other statute, by-law, ordinance, regulation, covenant, restriction or official plan. The Company has adequate rights of ingress to and egress from the Leased Premises for the operation of the Business in the ordinary course.

(26) Work Orders and Deficiencies. There are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relative to the Real Properties, the Leased Premises, the other properties and assets of the Company or the Business which have been issued by any regulatory authority, police or fire department, sanitation, environment, labour, health or other governmental authorities or agencies. There are no matters under discussion with any such department or authority relating to work orders, non-compliance orders, deficiency notices or other such notices. The Business is not being carried on, and none of the Real Properties, the Leased Premises or the other properties or assets of the Company are being operated in a manner, which is in contravention of any statute, regulation, rule, code, standard or policy. No amounts are owing by the Company in respect of the Real Properties or the Leased Premises to any governmental authority or public utility, other than current accounts, which are not in arrears.

(27) Condition of Properties and Equipment. The buildings and structures comprising the Real Properties and, to the best of the knowledge of the Vendors and the Company, those comprising the Leased Premises, are free of any structural defect. The heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems used in the Real Properties and the Leased Premises and all machinery, equipment, tools, furniture, furnishings and materials used in the Business are in good working order, fully operational and free of any defect, except for normal wear and tear.

(28) Leases of Personal Property. Except as set out in Schedule 3.1(28) attached hereto, the Company is not the lessee under any lease of personal property in respect of which the annual financial obligation exceeds $1,000. Complete and correct copies of each of the leases referred to in
     Schedule 3.1(28) have been provided to the Purchaser.

(29) Intellectual Property.

     (a)  Schedule 3.1(29) attached hereto lists and contains a description of:

          (i) all patents, patent applications and registrations, trade marks, trade mark applications and registrations, copyrights, copyright applications and registrations, trade names and industrial designs, domestic or foreign, owned or used by the Company or relating to the operation of the Business;

          (ii) all trade secrets, know-how, inventions and other intellectual property owned or used by the Company or relating to the Business, and

          (iii) all computer systems and application software, including without limitation all documentation relating thereto and the latest revisions of all related object and source codes therefor, owned or used by the Company or relating to the Business,

          (all of the foregoing being hereinafter collectively called the "Intellectual Property").

     (b) The Company has good and valid title to all of the Intellectual Property, free and clear of any and all Encumbrances, except in the case of any Intellectual Property licensed to the Company as disclosed in Schedule 3.1(29). Complete and correct copies of all agreements, whereby any rights in any of the Intellectual Property have been granted or licensed to the Company, have been provided to the Purchaser. No royalty or other fee is required to be paid by the Company to any other person in respect of the use of any of the Intellectual Property except as provided in such agreements delivered to the Purchaser. The Company has protected its rights in the Intellectual Property in the manner and to the extent described in
          Schedule 3.1(29). Except as indicated in Schedule 3.1(29), the Company has the exclusive right to use all of the Intellectual Property and has not granted any licence or other rights to any other person in respect of the Intellectual Property. Complete and correct copies of all agreements whereby any rights in any of the Intellectual Property have been granted or licensed by the Company to any other person have been provided to the Purchaser.

     (c) Except as disclosed in Schedule 3.1(29), there are no restrictions on the ability of the Company or any successor to or assignee from the Company to use and exploit all rights in the Intellectual Property. All statements contained in all applications for registration of the Intellectual Property were true and correct as of the date of such applications. Each of the trademarks and trade names included in the Intellectual Property is in use. None of the rights of the Company in the Intellectual Property will be impaired or affected in any way by the transactions contemplated by this Agreement.

     (d) The conduct of the Business and the use of the Intellectual Property does not infringe, and the Company has not received any notice, complaint, threat or claim alleging infringement of, any patent, trade mark, trade name, copyright, industrial design, trade secret or other Intellectual Property or propriety right of any other person, and the conduct of the Business does not include any activity which may constitute passing off.

     (i) The computer systems, including hardware and software, are free from viruses and the Vendors and the Company have taken, and will continue to take, all steps and implement all procedures necessary to ensure, so far as reasonably possible, that such systems are free from viruses and will remain so until the Closing Time.

(30) Year 2000 Compliance. The computer programs and software used by the Vendors correctly recognize, calculate, sort, store, display and/or process dates outside of the range of 1900 to 1998, including the years 1999, 2000 and beyond, and correctly recognize that the year 2000 is a leap year and correctly handle all date calculations involving the date February 29, 2000. To the knowledge of the Vendors, the computer programs and software used by the Vendors' suppliers, customers and creditors and financial service and other service providers with which the Vendors have dealings similarly correctly recognize, calculate, sort, store, display and/or process dates outside of the range of 1900 to 1998, including the years 1999, 2000 and beyond, and correctly recognize that the year 2000 is a leap year and correctly handle all date calculations involving the date February 29, 2000.

(31) Subsidiaries and Other Interests. The Company has no subsidiaries and does not own any securities issued by, or any equity or ownership interest in, any other person. The Company is not subject to any obligation to make any investment in or to provide funds by way of loan, capital contribution or otherwise to any person.

(32) Partnerships or Joint Ventures. The Company is not a partner or participant in any partnership, joint venture, profit-sharing arrangement or other association of any kind and is not party to any agreement under which the Company agrees to carry on any part of the Business or any other activity in such manner or by which the Company agrees to share any revenue or profit with any other person.

(33) Customers. The Vendors shall have previously delivered to the Purchaser a true and complete list of all customers of the Business as of the date hereof. The Company is the sole and exclusive owner of, and has the unrestricted right to use, such customer list. Neither the customer list nor any information relating to the customers of the Business have, within three years prior to the date of this Agreement, been made available to any person other than the Purchaser. Neither the Vendors nor the Company has any knowledge of any facts which could reasonably be expected to result in the loss of any customers or sources of revenue of the Business which, in the aggregate, would be material to the Business or the Condition of the Company.

(34) Restrictions on Doing Business. The Company is not a party to or bound by any agreement, which would restrict or limit its right to carry on any business or activity or to solicit business from any person or in any geographical area or otherwise to conduct the Business as the Company may determine. The Company is not subject to any legislation or any judgment, order or requirement of any court or governmental authority which is not of general application to persons carrying on a business similar to the Business. To the best of the knowledge of the Vendors and the Company, there are no facts or circumstances which could materially adversely affect the ability of the Company to continue to operate the Business as presently conducted following the completion of the transactions contemplated by this Agreement.

(35) Guarantees, Warranties and Discounts. Except as described in Schedule 3.1(35) attached hereto:

     (a) the Company is not a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any person;

     (b) the Company has not given any guarantee or warranty in respect of any of the products sold or the services provided by it, except warranties made in the ordinary course of the Business and in the form of the Company's standard written warranty, a copy of which has been provided to the Purchaser, and except for warranties implied by law;

     (c) during each of the three fiscal years of the Company ended immediately preceding the date hereof, no claims have been made against the Company for breach of warranty or contract requirement or negligence or for a price adjustment or other concession in respect of any defect in or failure to perform or deliver any products, services or work which had, in any such year, an aggregate cost exceeding $5,000;

     (d) there are no repair contracts or maintenance obligations of the Company in favour of the customers or users of products of the Business, except obligations incurred in the ordinary course of the Business and in accordance with the Company's standard terms, a copy of which has been provided to the Purchaser;

     (e) the Company is not now subject to any agreement or commitment, and the Company has not, within three years prior to the date hereof, entered into any agreement with or made any commitment to any customer of the Business which would require the Company to repurchase any products sold to such customers or to adjust any price or grant any refund, discount or other concession to such customer, and

     (j) the Company is not required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions with its suppliers or customers.

(36) Licences, Agency and Distribution Agreements. Schedule 3.1(36) attached hereto lists all agreements to which the Company is a party or by which it is bound under which the right to manufacture, use or market any product, service, technology, information, data, computer hardware or software or other property has been granted, licensed or otherwise provided to the Company or by the Company to any other person, or under which the

     Company has been appointed or any person has been appointed by the Company as an agent, distributor, licensee or franchisee for any of the foregoing. Complete and correct copies of all of the agreements listed in Schedule 3.1(36) have been provided to the Purchaser. None of the agreements listed in Schedule 3.1(36) grant to any person any authority to incur any liability or obligation or to enter into any agreement on behalf of the Company.

(37) Outstanding Agreements. The Company is not a party to or bound by any outstanding or executory agreement, contract or commitment, whether written or oral, except for:

     (a) any contract, lease or agreement described or referred to in this Agreement or in the schedules hereto;

     (b) any contract, lease or agreement made in the ordinary course of the routine daily affairs of the Business under which the Company has a financial obligation of less than $5,000 per annum and which can be terminated by the Company without payment of any damages, penalty or other amount by giving not more than 30 days' notice, and

     (c) the contracts, leases and agreements described in Schedule 3.1(37) attached hereto.

     Complete and correct copies of each of the contracts, leases and agreements described in Schedule 3.1(37) have been provided to the Purchaser.

(38) Good Standing of Agreements. The Company is not in default or breach of any of its obligations under any one or more contracts, agreements (written or oral), commitments, indentures or other instruments to which it is a party or by which it is bound and there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach. All such contracts, agreements, commitments, indentures and other instruments are now in good standing and in full force and effect without amendment thereto, the Company is entitled to all benefits thereunder and, to the best of the knowledge of the Vendors and the Company, the other parties to such contracts, agreements, commitments, indentures and other instruments are not in default or breach of any of their obligations thereunder. There are no contracts, agreements, commitments, indentures or other instruments under which the Company's rights or the performance of its obligations are dependent upon or supported by the guarantee of or any security provided by any other person.

(39) Employees. Schedule 3.1(39) attached hereto sets forth the name, job title, duration of employment, vacation entitlement, employee benefit entitlement and rate of remuneration (including bonus and commission entitlement) of each employee of the Company. Schedule 3.1(39) also sets forth the names of all employees of the Company who are now on disability, maternity or other authorized leave or who are receiving workers' compensation or short-term or long-term disability benefits.

(40) Employment Agreements. The Company is not a party to any written or oral employment, service or consulting agreement relating to any one or more persons, except for oral employment agreements which are of indefinite term and without any special arrangements or commitments with respect to the continuation of employment or payment of any particular amount upon termination of employment. The Company does not have any employee who cannot be dismissed upon such period of notice as is required by law in respect of a contract of hire for an indefinite term.

(41) Labour Matters and Employment Standards.

     (a) The Company is not subject to any agreement with any labour union or employee association and has not made any commitment to or conducted negotiations with any labour union or employee association with respect to any future agreement and, to the best of the knowledge of the Vendors and the Company, during the period of five years preceding the date of this agreement there has been no attempt to organize, certify or establish any labour union or employee association in relation to any of the employees of the Company.

     (b) There are no existing or, to the best of the knowledge of the Vendors and the Company, threatened, labour strikes or labour disputes, grievances, controversies or other labour troubles affecting the Company or the Business.

     (c) The Company has complied with all laws, rules, regulations and orders applicable to it relating to employment, including those relating to wages, hours, collective bargaining, occupational health and safety, workers' hazardous materials, employment standards, pay equity and workers' compensation. There are no outstanding charges or complaints against the Company relating to unfair labour practices or discrimination or under any legislation relating to employees. The Company has paid in full all amounts owing under the Workplace Safety and Insurance Act, R.S.O. 1990, c. W. 11 (Ontario) or comparable provincial legislation, and the workers' compensation claims experience of the Company would not permit a penalty reassessment under such legislation.

(42) Employee Benefit and Pension Plans.

     (a) Except as listed in Schedule 3.1(42) attached hereto, the Company does not have, and is not subject to any present or future obligation or liability under, any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan or policy, employee group insurance plan, hospitalization plan, disability plan or other employee benefit plan, program, policy or practice, formal or informal, with respect to any of its employees, other than the Canada Pension Plan, R.S.C. 1985, c. C-8, and the Health Insurance Act, R.S.O. 1990, c. H.6 (Ontario) and other similar health plans established pursuant to statute. Schedule 3.1(42) also lists the general policies, procedures and work-related rules in effect with respect to employees of the Company, whether written or oral, including but not limited to policies regarding holidays, sick leave, vacation, disability and death benefits, termination and severance pay, automobile allowances and rights to company-provided automobiles and expense reimbursements. (The plans, programs, policies, practices and procedures listed in Schedule 3.1(42) are hereinafter collectively called the "Benefit Plans"). Complete and correct copies of all documentation establishing or relating to the Benefit Plans listed in Schedule 3.1(42) or, where such Benefit Plans are oral commitments, written summaries of the terms thereof, and the most recent financial statements and actuarial reports related thereto and all reports and returns in respect thereof filed with any regulatory agency within three years prior to the date hereof have been provided to the Purchaser.

     (b) The pension plans included in the Benefit Plans are registered under and are in compliance with all applicable federal and provincial legislation and all reports, returns and filings required to be made thereunder have been made. Such pension plans have been administered in accordance with their terms and the provisions of applicable law. Each pension plan has been funded in accordance with the requirements of such plans and based on actuarial assumptions, which are appropriate to the employees of the Company and the Business. Based on such assumptions, there is no unfunded liability under any such pension plan. No changes have occurred since the date of the most recent actuarial report provided to the Purchaser in respect of such pension plans which makes such report misleading in any material respect and, since the date of such report, the Company has not made or granted or committed to make or grant any benefit improvements to which members of the pension plans are or may become entitled which are not reflected in such actuarial report. No funds have been withdrawn by the Company from any such pension plan or other Benefit Plans.

     (c) There are no pending claims by any employee covered under the Benefit Plans or by any other person which allege a breach of fiduciary duties or violation of governing law or which may result in liability to the Company and, to the best of the knowledge of the Vendors and the Company, there is no basis for such a claim. There are no employees or former employees of the Company who are receiving from the Company any pension or retirement payments, or who are entitled to receive any such payments, not covered by a pension plan to which the Company is a party.

(43) Insurance. Schedule 3.1(43) attached hereto contains a true and complete list of all insurance policies maintained by the Company or under which the Company is covered in respect of its properties, assets, business or personnel as of the date hereof. Complete and correct copies of all such insurance policies have been provided to the Purchaser. Such insurance policies are in full force and effect and the Company is not in default with respect to the payment of any premium or compliance with any of the provisions contained in any such insurance policy. To the best of the knowledge of the Vendors and the Company, there are no circumstances under which the Company would be required to or, in order to maintain its coverage, should give any notice to the insurers under any such insurance policies which has not been given. The Company has not received notice from any of the insurers regarding cancellation of such insurance policies. The Company has not failed to present any claim under any such insurance policy in due and timely fashion. The Company has not received notice from any of the insurers denying any claims.

(44) Non-Arm's Length Matters. The Company is not a party to or bound by any agreement with, is not indebted to, and no amount is owing to the Company by, the Vendors or any of the Vendor's Affiliates or any officers, former officers, directors, former directors, shareholders, former shareholders, employees (except for oral employment agreements with employees) or former employees of the Company or any person not dealing at arm's length with any of the foregoing. Since the Interim Statements Date, the Company has not made or authorized any payments to any of the Vendors, or any of the Vendors' Affiliates or any officers, former officers, directors, former directors, shareholders, former shareholders, employees or former employees of the Company or to any person not dealing at arm's length with any of the foregoing, except for salaries and other employment compensation payable to employees of the Company in the ordinary course of the routine daily affairs of the Business and at the regular rates payable to them.

(45) Government Assistance. Schedule 3.1(45) attached hereto describes all agreements, loans, other funding arrangements and assistance programs (collectively called "Government Assistance Programs") which are outstanding in favour of the Company from any federal, provincial, municipal or other government or governmental agency, board, commission or authority, domestic or foreign (collectively called "Government Agencies"). Complete and correct copies of all documents relating to the Government Assistance Programs have been delivered to the Purchaser. The Company has performed all of its obligations under the Government Assistance Programs, and no basis exists for any Government Agencies to seek payment or repayment by the Company of any amount or benefit received by it under any Government Assistance Programs.

(46) Compliance with Laws. In relation to its business, the Company is not in violation of any federal, provincial or other law, regulation or order of any government or governmental or regulatory authority, domestic or foreign.

(47) Vendors' Residency. Each one of the Vendors is not a non-resident of Canada within the meaning of the Income Tax Act, S.C. 1970-71-72, c. 63 (Canada).

(48) Copies of Documents. Complete and correct copies (including all amendments) of all contracts, leases and other documents referred to in this Agreement or any schedule hereto or required to be disclosed hereby have been delivered to the Purchaser.

(49) Disclosure. No representation or warranty contained in this section 3.01, and no statement contained in any schedule, certificate, list, summary or other disclosure document provided or to be provided to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

3.2  Representations and Warranties by the Purchaser.

The Purchaser hereby represents and warrants to the Vendors and the Company as follows, and confirms that the Vendors and the Company are relying upon the accuracy of each of such representations and warranties in connection with the sale of the Purchased Shares and the completion of the other transactions hereunder:

(1) Corporate Authority and Binding Obligation. The Purchaser has good right, full power and authority to enter into this Agreement and to perform all of the Purchaser's obligations under this Agreement. The Purchaser and the Purchaser's shareholders and board of directors have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into, and the execution, delivery and performance of this Agreement. This Agreement is a legal, valid and binding obligation of the Purchaser, enforceable against each of them in accordance with its terms subject to:

     (a) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors' rights generally, and

     (b) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.


(2) Corporate Status. The Purchaser is a corporation duly incorporated and validly subsisting in all respects under the laws of its jurisdiction of incorporation. The Purchaser has all necessary corporate power to own its properties and to carry on its business as it is now being conducted.

(3) Compliance with Constating Documents, Agreements and Laws. The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by the Purchaser, and the completion of the transactions contemplated hereby, will not constitute or result in a violation, breach or default under:

     (a) any term or provision of any of the articles, by-laws or other constating documents of the Purchaser;

     (b) the terms of any indenture, agreement (written or oral), instrument or understanding or other obligation or restriction to which the Purchaser is a party or by which it is bound, or

     (c) any order of any court, governmental authority or regulatory body or any law or regulation of any jurisdiction in which its business is carried on.

(4) Investment Canada Act. The Purchaser is not a "non-Canadian" for purposes of and within the meaning of the Investment Canada Act, R.S.C. 1985, c. 28 (1st Supp.).

    ARTICLE 4 - SURVIVAL AND LIMITATIONS OF REPRESENTATIONS AND WARRANTIES

4.1  Survival of Warranties by the Vendors and the Company.

The representations and warranties made by the Vendors and the Company and contained in this Agreement, or contained in any document or certificate given in order to carry out the transactions contemplated hereby, will survive the closing of the purchase of the Purchased Shares provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Purchaser or any other person or any knowledge of the Purchaser or any other person, shall continue in full force and effect for the benefit of the Purchaser, subject to the following provisions of this section.

(a) Except as provided in (b) and (c) of this section, no Warranty Claim may be made or brought by the Purchaser after the date which is two years following the Closing Date.

(b) Any Warranty Claim which is based upon or relates to the tax liability of the Company for a particular taxation year may be made or brought by the Purchaser at any time prior to the expiration of the period (if any) during which an assessment, reassessment or other form of recognized document assessing liability for tax, interest or penalties in respect of such taxation year under applicable tax legislation could be issued, assuming that the Company does not file any waiver or similar document extending such period as otherwise determined.

(c) Any Warranty Claim which is based upon or relates to the title to the Purchased Shares or which is based upon intentional misrepresentation or fraud by the Vendors or the Company may be made or brought by the Purchaser at any time.

After the expiration of the period of time referred to in (a) of this section, the Vendors will be released from all obligations and liabilities in respect of the representations and warranties made by the Vendors and the Company and contained in this Agreement or in any document or certificate given in order to carry out the transactions contemplated hereby, except with respect to any Warranty Claims made by the Purchaser in writing prior to the expiration of such period and subject to the rights of the Purchaser to make any claim permitted by
(b) and or (c) of this section.

4.2  Survival of Warranties by Purchaser.

The representations and warranties made by the Purchaser and contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby will survive the closing of the purchase and sale of the Purchased Shares provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Vendors or the Company or any other person or any knowledge of the Vendors or the Company or any other person, shall continue in full force and effect for the benefit of the Vendors and the Company; provided that no Warranty Claim may be made or brought by the Vendors after the date which is two years following the Closing Date.

4.3  Limitations on Warranty Claims

(a) No party shall be entitled to make a Warranty Claim if that party has been advised in writing or otherwise has actual knowledge prior to the Closing Time of the inaccuracy, non-performance, non-fulfillment or breach which is the basis for such Warranty Claim and the party completes the transactions hereunder notwithstanding such inaccuracy, non-performance, non-fulfillment or breach.

(b) The amount of any damages which may be claimed by the Purchaser pursuant to a Warranty Claim shall be calculated to be the cost or loss to the Purchaser after giving effect to any insurance proceeds available to the Company in relation to the matter which is the subject of the Warranty Claim


                             ARTICLE 5 - COVENANTS

5.1  Covenants by the Vendors and the Company.

The Vendors and the Company jointly and severally covenant to the Purchaser that they will do or cause to be done the following:

(1) Investigation of Business and Examination of Documents. During the Interim Period, the Vendors will cause and the Company will provide access to, and will permit the Purchaser, through its representatives, to make such investigation of, the operations, properties, assets and records of the Company and of its financial and legal condition as the Purchaser deems necessary or advisable to familiarize itself with such operations, properties, assets, records and other matters. Without limiting the generality of the foregoing, during the Interim Period the Vendors and the Company will permit the Purchaser and its representatives to have access to the premises used in connection with the Business, at such reasonable times as may be designated by the Vendors so as not to disrupt the routine daily affairs of the Business, and will produce for inspection and provide copies to the Purchaser of:

     (a) all agreements and other documents referred to in section 3.1 hereof or in any of the schedules attached hereto and all other contracts, leases, licenses, title documents, title opinions, insurance policies, pension plans, information relating to employees of the Company, customer lists, information relating to customers and suppliers of the Company, documents relating to all indebtedness and credit facilities of the Company, documents relating to legal or administrative proceedings and all other documents of or in the possession of the Company or relating to the Business;

     (b) all minute books, share certificate books, registers of security holders, registers of transfers of securities, registers of directors and other corporate documents of the Company;

     (c) all books, records, accounts, tax returns and financial statements of the Company, and

     (d) all other information which, in the reasonable opinion of the Purchaser's representatives, is required in order to make an examination of the Company and the Business.

     Subject to section 4.3 hereof, such investigations and inspections shall not mitigate or affect the representations and warranties of the Vendors and the Company hereunder, which shall continue in full force and effect.

(2) Conduct of Business. Except as contemplated by this agreement or with the prior written consent of the Purchaser, during the Interim Period the Vendors and the Company shall:

     (a) operate the Business only in the ordinary course thereof, consistent with past practices;

     (b) take all actions within their control to ensure that the representations and warranties in section 3.1 hereof remain true and correct at the Closing Time, with the same force and effect as if such representations and warranties were made at and as of the Closing Time, and to satisfy or cause to be satisfied the conditions in section 6.1 hereof;

     (c) promptly advise the Purchaser of any facts that come to their attention which would cause any of the Vendor's and the Company's representations and warranties herein contained to be untrue in any respect;

     (d) take all action to preserve the Business and the goodwill of the Company and its relationships with customers, suppliers and others having business dealings with it, to keep available the services of its present officers and employees and to maintain in full force and effect all agreements to which the Company is a party, and take all other action reasonably requested by the Purchaser in order that the Business and the Condition of the Company will not be impaired during the Interim Period;

     (e) promptly advise the Purchaser in writing of any material adverse change in the Business or the Condition of the Company during the Interim Period;

     (f) maintain all of the Company's tangible properties and assets in the same condition as they now exist, ordinary wear and tear excepted;

     (g) maintain the books, records and accounts of the Company in the ordinary course and record all transactions on a basis consistent with past practice;

     (h) ensure that the Company does not create, incur or assume any long-term debt (including obligations in respect of leases) or create any Encumbrance upon any of its properties or assets or guarantee or otherwise become liable for the obligations of any other person or make any loans or advances to any person save and except for those items herein disclosed;

     (i) ensure that the Company does not sell or otherwise dispose of any of its properties or assets except in the ordinary course of the Business;

     (j) ensure that the Company does not terminate or waive any right of substantial value of the Business;

     (k) ensure that the Company does not make any capital expenditure in excess of $1,000 in respect of any particular item or in excess of $5,000 in the aggregate save and except for those items herein disclosed;

     (l) maintain the inventories of the Business in accordance with past practice;

     (m)  keep in full force all of the Company's current insurance policies;

     (n) take all actions within their control to ensure that the Company performs all of its obligations falling due during the Interim Period under all agreements to which the Company is a party or by which it is bound;

     (o) ensure that the Company does not enter into any agreement other than agreements made in the ordinary course of the Business consistent with past practice and which involve obligations of less than $1,000;

     (p) not take any action to amend the articles of incorporation or by-laws of the Company;

     (q) ensure that the Company does not declare or pay any dividends, redeem or repurchase any shares in the capital of the Company or make any other distributions in respect of the shares of the Company, and

     (r) ensure that the Company does not increase, in any manner, the compensation or employee benefits of any of its directors, officers or employees, or pay or agree to pay to any of its directors, officers or employees any pension, severance or termination amount or other employee benefit not required by any of the employee benefit plans and programs referred to in the schedules attached hereto.

(3) Confidentiality. Pending completion of the transactions contemplated herein, the Vendors shall keep confidential information, trade secrets, or confidential financial or business documents (collectively, the "Information") received by them from the Purchaser concerning the Purchaser's Business and shall not disclose such Information to any third party provided that any of such Information may be disclosed to the Vendors' representatives and professional advisors (the "Advisors") who need to know such Information in connection with the transactions contemplated hereby (provided the Vendors shall use all reasonable efforts to ensure that such directors, officers, employees, representatives and professional advisors keep confidential such Information) and provided further that the Vendors will not be liable for disclosure of the Information upon the occurrence of one or more of the following events:

     (i)   the closing of the share purchase contemplated hereby;

     (ii) the Information becoming generally known to the public other than through a breach of this section;

     (iii) the Information being lawfully obtained by the Vendors from a third party or parties without breach of this Agreement by the Vendors, as shown by documentation sufficient to establish the third party as a source of the Information;

     (iv) the Information being known to the Vendors prior to disclosure by the Purchaser, or its advisors, as shown by documentation sufficient to establish such knowledge; or

     the Purchaser having provided its prior written approval for such disclosure by the Vendors.

(4) Transfer of Purchased Shares. At or before the Closing Time, the Vendors will cause all necessary steps and corporate proceedings to be taken in order to permit the Purchased Shares to be duly and regularly transferred to the Purchaser.

(5) Resignation of Officers and Directors. At or before the Closing Time, the Vendors will cause each person who is a director or officer of the Company, other than such persons as may be designated in writing by the Purchaser, to submit his or her written resignation as a director or officer to the Company which will be effective at the Closing Time.

(6) Releases by the Vendors. At the Closing Time, the Vendors will execute and deliver to the Company a release in the form of the draft release attached hereto as Exhibit "C".

(7) Non-Competition Agreement. The Vendors acknowledge that an important part of the benefits which the Purchaser will receive in connection with the transaction contemplated herein is the ability to carry on the Business free from competition from the Vendors, that an absence of such competition is an essential premise of the bargain between the Purchaser and Vendors and that the Purchaser would be unwilling to enter into this Agreement in the absence of the promises by the Vendors not to compete with the Business. Accordingly, the Vendors agree that the non-competition, non-solicitation and non-disclosure covenants set forth in the employment agreement between the Vendor Bernard Tanunagara and the Purchaser has been entered into by Bernard Tanunagara to protect the interests of the Purchaser hereunder and not merely in consideration of his agreement to render services to the Purchaser

(8) Employment Agreement. At the Closing Time, the Vendor, Bernard Tanunagara, will execute and deliver to the Company and the Purchaser the Employment Agreement in the form of the draft agreement attached hereto as Exhibit "A".

(9) Escrow Agreement. At the Closing Time, the Vendors will execute and deliver to the Purchaser the Escrow Agreement in the form of the draft agreement attached hereto as Exhibit "B".
(10) Books and Records. At the Closing Time, the Vendors will cause all books and records belonging or relating to the Company to be in possession of the Company and the Vendors will make such books and records available to the directors designated by the Purchaser.
(11) Liabilities at Closing. At or before the Closing Time, the Vendors will deliver to the Purchaser a list of the Liabilities at Closing.

5.2  Covenants by the Purchaser.

The Purchaser covenants to the Vendors and the Company that it will do or cause to be done the following:

(1) Confidentiality. Pending completion of the transactions contemplated herein, the Purchaser shall keep confidential information, trade secrets, or confidential financial or business documents (collectively, the "Information") received by it from the Vendors and/or the Company concerning the Company's Business and shall not disclose such Information to any third party provided that any of such Information may be disclosed to the Purchaser's directors, officers, employees, representatives and professional advisors (the "Advisors") who need to know such Information in connection with the transactions contemplated hereby (provided the Purchaser shall use all reasonable efforts to ensure that such directors, officers, employees, representatives and professional advisors keep confidential such Information) and provided further that the Purchaser will not be liable for disclosure of the Information upon the occurrence of one or more of the following events:

     (i)   the closing of the share purchase contemplated hereby;

     (ii) the Information becoming generally known to the public other than through a breach of this section;

     (iii) the Information being lawfully obtained by the Purchaser from a third party or parties without breach of this Agreement by the Purchaser, as shown by documentation sufficient to establish the third party as a source of the Information;

     (iv) the Information being known to the Purchaser prior to disclosure by the Vendors, the Company, or their advisors, as shown by documentation sufficient to establish such knowledge; or

     (v) the Vendors or the Company having provided their prior written approval for such disclosure by the Purchaser.

(2) Change of Name. Prior to the Closing Time, the Purchaser shall provide to the Vendor a name for the Company, which shall be acceptable to the Ontario Ministry of Consumer and Commercial, Relations. The Purchaser acknowledges that the name of the Company shall be changed to the name so provided by the Purchaser at the Closing Time.


                            ARTICLE 6 - CONDITIONS

6.1  Conditions to the Obligations of the Purchaser.

Notwithstanding anything herein contained, the obligation of the Purchaser to complete the transactions provided for herein will be subject to the fulfillment of the following conditions at or prior to the Closing Time, and the Vendors and the Company jointly and severally covenant to use their best efforts to ensure that such conditions are fulfilled.

(1) Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of the Vendors and the Company contained in this Agreement or in any documents delivered in order to carry out the transactions contemplated hereby shall be true and accurate on the date hereof and at the Closing Time with the same force and effect as though such representations and warranties had been made as of the Closing Time (regardless of the date as of which the information in this Agreement or in any schedule or other document made pursuant hereto is given). In addition, the Vendors and the Company shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by them at or prior to the Closing Time. In addition, the Vendors and the Company shall have delivered to the Purchaser a certificate confirming that the facts with respect to each of such representations and warranties by the Vendors and the Company are as set out herein at the Closing Time and that the Vendors and the Company have performed all covenants required to be performed by them hereunder.

(2) Material Adverse Changes. During the Interim Period there will have been no change in the Business or the Condition of the Company, howsoever arising, except changes which have occurred in the ordinary course of the Business and which, individually or in the aggregate, have not affected and may not affect the Business or the Condition of the Company in any material adverse respect. Without limiting the generality of the foregoing, during the Interim Period:

     (a) no damage to or destruction of any material part of the property or assets of the Company shall have occurred, whether or not covered by insurance;

     (b) none of the employees of the Company shall have resigned or have indicated their intention to resign from employment with the Company, and

     (c) none of the five largest customers of the Business will have ceased, or advised the Company or the Purchaser of their intention to cease, purchasing from or doing business with the Company.

(3) No Restraining Proceedings. No order, decision or ruling of any court, tribunal or regulatory authority having jurisdiction shall have been made, and no action or proceeding shall be pending or threatened which, in the opinion of counsel to the Purchaser, is likely to result in an order, decision or ruling:

     (a) to disallow, enjoin, prohibit or impose any limitations or conditions on the purchase and sale of the Purchased Shares contemplated hereby or the right of the Purchaser to own the Purchased Shares, or

     (b) to impose any limitations or conditions which may have a material adverse effect on the Business or the Condition of the Company.

(4) Financing. The Purchaser shall have secured satisfactory financing to complete the purchase of the Purchased Shares as contemplated by this Agreement (the "Financing"). In the event that the Purchaser has not secured the Financing by the Closing Date, the Vendors agree that, upon request by the Purchaser, the Vendors shall agree to extend the Closing Date to a date that shall be no later than March 15, 2000.

(5) Completion of Audit. Auditors retained by the Purchaser shall have completed a financial audit of the operations of the Company and prepared audited financial statements (including a balance sheet, statement of operations and statement of changes in financial position) for the fiscal year ended December 31, 1999 and the Vendors and the Company shall have delivered and/or provided access to the Purchaser to all records and personnel necessary for the purpose of completing such audit. The Vendors and the Company agree to deliver all such records to the Purchaser no later than February 10, 2000. In the event that the Purchaser, in its sole and absolute discretion, is not satisfied with the financial condition of the Company or the operations of the Company for the fiscal year ended December 31, 1999 based on said audited financial statements, the Purchaser shall not be obligated to complete the transactions provided for herein.

(6) Releases by Directors and Officers. At the Closing Time, each person who is a director or officer of the Company and who is resigning as such shall have executed and delivered to the Company and the Purchaser a release in the form of the draft release attached hereto as Exhibit "C".

(7) Opinion of Vendors' Counsel. At the Closing Time, the Purchaser shall have received an opinion of legal counsel for the Vendors and the Company in a form satisfactory to the Purchaser and the Purchaser's counsel.

6.2  Waiver or Termination by Purchaser.

The conditions contained in section 6.1 hereof are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time. The Vendors and the Company acknowledge that the waiver by the Purchaser of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Vendors or the Company herein that corresponds or is related to such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Vendors or the Company herein that corresponds or is related to such condition or such part of such condition, as the case may be. If any of the conditions contained in section 6.1 hereof are not fulfilled or complied with as herein provided, the Purchaser may, at or prior to the Closing Time at its option, rescind this Agreement by notice in writing to the Vendors and the Company and in such event the Purchaser shall be released from all obligations hereunder and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Vendors or the Company, then the Vendors and the Company shall also be released from all obligations hereunder.

6.3  Conditions to the Obligations of the Vendors.

Notwithstanding anything herein contained, the obligations of the Vendors and the Company to complete the transactions provided for herein will be subject to the fulfillment of the following conditions at or prior to the Closing Time, and the Purchaser will use its best efforts to ensure that such conditions are fulfilled.

(1) Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of the Purchaser contained in this Agreement or in any documents delivered in order to carry out the transactions contemplated hereby will be true and accurate on the date hereof and at the Closing Time with the same force and effect as though such representations and warranties had been made as of the Closing Time (regardless of the date as of which the information in this Agreement or any such schedule or other document made pursuant hereto is given). In addition, the Purchaser shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the Closing Time. In addition, the Purchaser shall have delivered to the Vendors a certificate confirming that the facts with respect to each of the representations and warranties of the Purchaser are as set out herein at the Closing Time and that the Purchaser has performed each of the covenants required to be performed by it hereunder.

(2) No Restraining Proceedings. No order, decision or ruling of any court, tribunal or regulatory authority having jurisdiction shall have been made, and no action or proceeding shall be pending or threatened which, in the opinion of counsel to the Vendors or the Company, is likely to result in an order, decision or ruling, to disallow, enjoin or prohibit the purchase and sale of the Purchased Shares contemplated hereby.

(3) Opinion of Purchaser's Counsel. At the Closing Time, the Vendors shall have received an opinion of legal counsel for the Purchaser in a form satisfactory to the Vendors and the Vendors' counsel.

6.4  Waiver or Termination by Vendors and Company

The conditions contained in section 6.3 hereof are inserted for the exclusive benefit of the Vendors and the Company and may be waived in whole or in part by the Vendors and the Company at any time. The Purchaser acknowledges that the waiver by the Vendors and the Company of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Purchaser herein that corresponds or is related to such condition or such part of such condition, as the case may be. If any of the conditions contained in section 6.3 hereof are not fulfilled or complied with as herein provided, the Vendors and the Company may, at or prior to the Closing Time at their option, rescind this Agreement by notice in writing to the Purchaser and in such event the Vendors and the Company shall each be released from all obligations hereunder and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Purchaser, then the Purchaser shall also be released from all obligations hereunder.


                              ARTICLE 7 - CLOSING

7.1  Closing Arrangements.

Subject to the terms and conditions hereof, the transactions contemplated herein shall be closed at the Closing Time at the offices of Chitiz, Pundit, Pathak & Sokoloff at 85 Richmond Street West, Suite 901, Toronto M5H 2C9 or at such other place or places as may be mutually agreed upon by the Vendors and the Purchaser.

7.2  Documents to be Delivered.

At or before the Closing Time, the Vendors and the Company shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Purchaser all documents, instruments and things which are to be delivered by the Vendors and the Company pursuant to the provisions of this Agreement, and the Purchaser shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Vendors all cheques or bank drafts and all documents, instruments and things which the Purchaser is to deliver or to cause to be delivered pursuant to the provisions of this Agreement.


                    ARTICLE 8 - INDEMNIFICATION AND SET-OFF

8.1  Indemnity by the Vendors and the Company.

(1) The Vendors and the Company hereby jointly and severally agree to indemnify and save the Purchaser harmless from and against any claims, demands, actions, causes of action, damage, loss, deficiency, cost, liability and expense which may be made or brought against the Purchaser or which the Purchaser may suffer or incur as a result of, in respect of or arising out of:

     (a) any non-performance or non-fulfillment of any covenant or agreement on the part of the Vendors or the Company contained in this Agreement or in any document given in order to carry out the transactions contemplated hereby;

     (b) any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Vendors or the Company contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby, and

     (c) all costs and expenses including, without limitation, legal fees on a solicitor-and-client basis, incidental to or in respect of the foregoing.

(2) The obligations of indemnification by the Vendors and the Company pursuant to paragraph (1) of this section will be:

     (a) subject to the limitations referred to in section 4.1 hereof with respect to the survival of the representations and warranties by the Vendors and the Company;

     (b)  subject to the limitations referred to in section 4.3 hereof, and

     (c)  subject to the provisions of section 8.2 hereof.

8.2  Provisions Relating to Indemnity Claims.

The following provisions will apply to any claim by the Purchaser for indemnification by the Vendors pursuant to section 8.1 hereof (hereinafter, in this section, called an "Indemnity Claim").

     (a) Promptly after becoming aware of any matter that may give rise to an Indemnity Claim, the Purchaser will provide to the Vendors written notice of the Indemnity Claim specifying (to the extent that information is available) the factual basis for the Indemnity Claim and the amount of the Indemnity Claim or, if an amount is not then determinable, an estimate of the amount of the Indemnity Claim, if an estimate is feasible in the circumstances.

     (b) If an Indemnity Claim relates to an alleged liability of the Company to any other person (hereinafter, in this section, called a "Third Party Liability"), including without limitation any governmental or regulatory body or any taxing authority, which is of a nature such that the Company is required by applicable law to make a payment to a third party before the relevant procedure for challenging the existence or quantum of the alleged liability can be implemented or completed, then the Company or the Purchaser may, notwithstanding the provisions of paragraphs (c) and (d) of this section, make such payment or cause the Company to make such payment and forthwith demand reimbursement for such payment from the Vendors in accordance with this Agreement; provided that, if the alleged liability to the third party as finally determined upon completion of settlement negotiations or related legal proceedings is less than the amount which is paid by the Vendors in respect of the related Indemnity Claim, then the Company or the Purchaser, as the case may be, shall forthwith following the final determination pay to the Vendors the amount by which the amount of the liability as finally determined is less than the amount which is so paid by the Vendors.

     (c) The Purchaser shall not negotiate, settle, compromise or pay (except in the case of payment of a judgment) any Third Party Liability as to which it proposes to assert an Indemnity Claim, except with the prior consent of the Vendors (which consent shall not be unreasonably withheld or delayed), unless there is a reasonable possibility that such Third Party Liability may materially and adversely affect the Business, the Condition of the Company or the Purchaser, in which case the Purchaser shall have the right, after notifying the Vendors, to negotiate, settle, compromise or pay such Third Party Liability without prejudice to its rights of indemnification hereunder.

     (d) With respect to any Third Party Liability, provided the Vendors first admit the Purchaser's right to indemnification for the amount of such Third Party Liability which may at any time be determined or settled, then in any legal, administrative or other proceedings in connection with the matters forming the basis of the Third Party Liability, the following procedures will apply:

          (i) except as contemplated by subparagraph (iii) of this paragraph, the Vendors will have the right to assume carriage of the compromise or settlement of the Third Party Liability and the conduct of any related legal, administrative or other proceedings, but the Purchaser and the Company shall have the right and shall be given the opportunity to participate in the defence of the Third Party Liability, to consult with the Vendors in the settlement of the Third Party Liability and the conduct of related legal, administrative and other proceedings (including consultation with counsel) and to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Vendors and the Purchaser shall be retained by the Vendors;

          (ii) the Vendors will co-operate with the Purchaser in relation to the Third Party Liability, will keep it fully advised with respect thereto, will provide it with copies of all relevant documentation as it becomes available, will provide it with access to all records and files relating to the defence of the Third Party Liability and will meet with representatives of the Purchaser at all reasonable times to discuss the Third Party Liability, and

          (iii) notwithstanding subparagraphs (i) and (ii) of this paragraph, the Vendors will not settle the Third Party Liability or conduct any legal, administrative or other proceedings in any manner which could, in the reasonable opinion of the Purchaser, have a material adverse effect on the Business, the Condition of the Company or the Purchaser, except with the prior written consent of the Purchaser.

     (e) If, with respect to any Third Party Liability, the Vendors do not admit the Purchaser's right to indemnification or decline to assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Liability, then the following provisions will apply:

          (i) the Purchaser, at its discretion, may assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Liability and may defend or settle the Third Party Liability on such terms as the Purchaser, acting in good faith, considers advisable, and

          (ii) any cost, loss, damage or expense incurred or suffered by the Purchaser and the Company in the settlement of such Third Party Liability or the conduct of any legal, administrative or other proceedings shall be added to the amount of the Indemnity Claim.

8.3  Right of Set-Off.

Each of the Purchaser and the Company shall have the right to satisfy any amount from time to time owing by it to the Vendors by way of set-off against any amount from time to time owing by the Vendors to the Purchaser or the Company, including any amount owing to the Purchaser pursuant to the Vendors' indemnification pursuant to section 8.1 hereof.


                        ARTICLE  9 - GENERAL PROVISIONS

9.1  Further Assurances.

Each of the Vendors and the Purchaser hereby covenants and agrees that at any time and from time to time after the Closing Date it will, upon the request of the others, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for the better carrying out and performance of all the terms of this Agreement.

9.2  Remedies Cumulative.

The rights and remedies of the parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such party may be lawfully entitled for the same default or breach.

9.3  Notices.

(1) Any notice, designation, communication, request, demand or other document, required or permitted to be given or sent or delivered hereunder to any party hereto shall be in writing and shall be sufficiently given or sent or delivered if it is:

     (a)  delivered personally to an officer or director of such party;

     (b) sent to the party entitled to receive it by registered mail, postage prepaid, mailed in Canada, or

     (c)  sent by telecopy machine.

(2)  Notices shall be sent to the following addresses or telecopy numbers:

     (a)  in the case of the Vendors,

          Mr. Bernard Tanunagara
          611 Kingston Road
          Pickering, Ontario
          L1V 4V4

          Tel:
          Fax:

          Ms. Barbara Tanunagara
          611 Kingston Road
          Pickering, Ontario
          L1V 4V4

          Mr. Edward Tanunagara
          611 Kingston Road
          Pickering, Ontario
          L1V 4V4

          and their solicitors,

          Rigobon, Carli
          Barristers & Solicitors, Trade Mark Agents
          3700 Steeles Avenue West, Suite 501
          Woodbridge, Ontario
          L4L 8K8

          Tel:   (905) 850-5060
          Fax:   (905) 850-5066
          e-mail:wrigobon@ilap.com

     (b)  in the case of the Purchaser,

          1348485 Ontario Inc.
          30 West Beaver Creek Road
          Richmond Hill, Ontario
          L4B 3K1

          Tel: 905-881-6474
          Fax: 905-881-1152

          Attention:  Mr. Angelo Boujos

     (c)  in the case of the Company,

          Bernie Tan Investments Inc.
          33 Casebridge Court
          Toronto, Ontario
          M1B 3J5

          Tel:
          Fax:

          Attention: Mr. Bernard Tanunagara

     or to such other address or telecopier number as the party entitled to or receiving such notice, designation, communication, request, demand or other document shall, by a notice given in accordance with this section, have communicated to the party giving or sending or delivering such notice, designation, communication, request, demand or other document.

(3) Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall:

     (a) if delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery;

     (b) if sent by mail as aforesaid, be deemed to have been given, sent, delivered and received (but not actually received) on the fourth Business Day following the date of mailing, unless at any time between the date of mailing and the fourth Business Day thereafter there is a discontinuance or interruption of regular postal service, whether due to strike or lockout or work slowdown, affecting postal service at the point of dispatch or delivery or any intermediate point, in which case the same shall be deemed to have been given, sent, delivered and received in the ordinary course of the mails, allowing for such discontinuance or interruption of regular postal service, and

     (c) if sent by telecopy machine, be deemed to have been given, sent, delivered and received on the date the sender receives the telecopy answer back confirming receipt by the recipient.

9.4  Counterparts.

This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

9.5  Expenses of Parties.

Each of the parties hereto shall bear all expenses incurred by it in connection with this Agreement including, without limitation, the charges of their respective counsel, accountants, financial advisors and finders.

9.6   Brokerage and Finder's Fees.

The Vendors agree to indemnify the Purchaser and the Company and hold each of them harmless in respect of any claim for brokerage or other commissions relative to this Agreement or the transactions contemplated hereby which is caused by actions of the Vendors. The Purchaser will indemnify the Vendors and hold them harmless in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby which is caused by actions of the Purchaser or any of its Affiliates.

9.7   Announcements.

No announcement with respect to this Agreement will be made by any party hereto without the prior approval of the other parties. The foregoing will not apply to any announcement by any party required in order to comply with laws pertaining to timely disclosure, provided that such party consults with the other parties before making any such announcement.

9.8   Assignment.

The rights of the Vendors hereunder shall not be assignable without the written consent of the Purchaser. The rights of the Purchaser hereunder shall not be assignable without the written consent of the Vendors.

9.9   Successors and Assigns.

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.10  Entire Agreement.

This Agreement and the schedules referred to herein constitute the entire agreement between the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof. None of the parties hereto shall be bound or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement or in the schedules, documents and instruments to be delivered on or before the Closing Date pursuant to this Agreement. The parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the schedules, documents and instruments to be delivered on or before the Closing Date, they have not in any way relied, and will not in any way rely, upon any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this Agreement or in such schedules, documents or instruments.

9.11  Waiver.

Any party hereto which is entitled to the benefits of this Agreement may, and has the right to, waive any term or condition hereof at any time on or prior to the Closing Time provided, however, that such waiver shall be evidenced by written instrument duly executed on behalf of such party.

9.12  Amendments.

No modification or amendment to this Agreement may be made unless agreed to by the parties hereto in writing.

      IN WITNESS WHEREOF the parties hereto have duly executed this agreement under seal as of the day and year first written above.



SIGNED, SEALED & DELIVERED  )
in the presence of:         )
                            )     1348485 Ontario Inc.
                            )
                            )
                            ) Per: /s/ Angelo Boujos              c/s
                            )     -----------------------------------
                            )     A.S.O.
                            )
                            )     Bernie Tan Investments Inc.
                            )
                            )
                            )
                            ) Per: /s/ Barbara Tanunagara         c/s
                            )     -----------------------------------
                            )     A.S.O.
                            )
                            )
/s/ Michael Carli           )     /s/ Bernard Tanunagara
-----------------------     )     -----------------------------------
Witness                     )     Bernard Tanunagara
                            )
/s/ Lyn Polley              )     /s/ Barbara Tanunagara
-----------------------     )     -----------------------------------
Witness                     )     Barbara Tanunagara
                            )
/s/ Lyn Polley              )     /s/ Edward Tanunagara
-----------------------     )     -----------------------------------
Witness                     )     Edward Tanunagara

                                   SCHEDULES


1.1(r)    Interim Financial Statements

1.1(w)    Leases

1.1(cc)   Real Properties

1.1(gg)   Unaudited Financial Statements
2.3       Purchase Price Adjustments

3.1(3)    Contractual and Regulatory Approvals

3.1(4)    Constating Documents/Licenses

3.1(16)   Dividends and Distributions

3.1(17)   Tax Matters

3.1(18)   Litigation

3.1(19)   Environmental Matters

3.1(20)   Encumbrances

3.1(21)   Access to Accounts

3.1(28)   Leases of Personal Property

3.1(29)   Intellectual Property

3.1(35)   Guarantees, Warranties and Discounts

3.1(36)   Licenses, Agency and Distribution Agreements

3.1(37)   Outstanding Agreements

3.1(39)   Employees

3.1(42)   Employee Retirement and Pension Plans

3.1(43)   Insurance

3.1(45)   Government Assistance

                                   EXHIBITS


A.  Employment Agreement

B.  Escrow Agreement

C.  Releases by the Vendors